Exhibit 32

Certification Pursuant to
18 U.S.C. Section 1350

In connection with the Annual Report of General Electric Company (the “registrant”) on Form 10-K for the period ended December 31, 2019, as filed with the Securities and Exchange Commission on the date hereof (the “report”), we, H. Lawrence Culp, Jr. and Jamie S. Miller, Chief Executive Officer and Chief Financial Officer, respectively, of the registrant, certify, pursuant to 18 U.S.C. § 1350, that to our knowledge:

(1)	The report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the registrant.

February 24, 2020

/s/ H. Lawrence Culp, Jr.
H. Lawrence Culp, Jr.
Chief Executive Officer

/s/ Jamie S. Miller
Jamie S. Miller
Chief Financial Officer